DATED 29 SEPTEMBER 2010

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

(1) 19 ENTERTAINMENT LIMITED

(2) ROBERT DODDS

(3) CKX, INC.

COMPROMISE AGREEMENT

Paul, Hastings, Janofsky & Walker (Europe) LLP
Solicitors and Registered Foreign Lawyers
Ten Bishops Square
Eighth Floor
London
E1 6EG

Tel: 020 3023 5100
Fax: 020 3023 5109
Ref: CB/09092.00005

1. BACKGRO	UND 1	2.	REMUNERATION	1
3.	COMPENSATION PAYMENT	2
4.	BENEFITS AND STOCK	2
5.	TAXATION	3
6.	RETURN OF PROPERTY	3
7.	WARRANTIES AND REPRESENTATIONS	3
8.	STATUS, CONFIDENTIALITY AND CONDUCT	4
9.	FULL AND FINAL SETTLEMENT	5
10.	COMPLIANCE WITH STATUTORY PROVISIONS	7
11.	THIRD PARTY RIGHTS	8
12.	GENERAL	8

THIS AGREEMENT is made on 29 September 2010

BETWEEN:

(1)	19 ENTERTAINMENT LIMITED, (Company number 01886042) whose registered office is at 100 New Bridge Street, London, EC4V 6JA (“19E”);

(2)	ROBERT DODDS of 10b the Ridings, Cobham, Surrey, KT11 2PT (the “Employee”); and

(3)	CKX, INC., a corporation established under the laws of the state of Delaware, whose principal place of business is 650 Madison Avenue, New York, New York 10022 (“CKX” and, together with 19E, “the Company”).

1.	BACKGROUND

1.1	The Employee’s employment with 19E commenced on 31 August 2006. Following a restructuring of the Group, the role previously performed by the Employee has ceased to exist and his employment will terminate on 1 October 2010 (the “Termination Date”).

1.2	The parties have entered into this Agreement (the “Agreement”) to record and implement the terms relating to the termination of the Employee’s employment and, among other matters, the waiver of all claims the Employee has or might have against the Company or any Group Company arising out of the employment or its termination (the “Terms”).

2.	REMUNERATION

2.1	The Employee will be paid his normal salary and receive his contractual benefits from 19E up to and including the Termination Date (subject to any appropriate deductions for income tax and National Insurance Contributions).

2.2	Within 14 days of the latest to occur of (i) the Termination Date, and (ii) receipt by 19E of original copies of the Employee’s acceptance of the Terms and the letter from his adviser in the attached form set out in Schedule 1 (his adviser being identified in that letter (the “Adviser”)), to the extent it has not already done so 19E will make to the Employee a payment reimbursing the Employee for his final expenses incurred up to the Termination Date, provided 19E has prior to payment received valid receipts or satisfactory evidence of expenditure in accordance with 19E’s current expenses policy or any terms relating to expenses agreed between the parties.

2.3	Any sums due from the Employee to the Company will be deducted from his final salary payment or, in the event the cut off date for administering salary and benefits has passed, the Compensation Payment (as defined in clause 3 below).

3.	COMPENSATION PAYMENT

3.1	Subject to and conditional upon the terms of this Agreement (including, without limitation, the conditions in this clause 3.1), and within one business day of the latest condition to occur of:

3.1.1	the Termination Date;

3.1.2	issue by 19E to the Employee of a P45 (which 19E undertakes to do promptly and in any event within 48 hours of the Termination Date); and

3.1.3	receipt by 19E of a copy of this Agreement signed by the Employee and a signed letter from his Adviser in the attached form set out in Schedule 1,

19E will pay to the Employee:

3.1.4	£1,870,000 as compensation for loss of office (the “Compensation Payment”).

4.	BENEFITS AND STOCK

4.1	Save as specifically referred to in clause 4.2 below, the Employee’s entitlement to receive any benefits from the Company by virtue of his employment shall cease on the Termination Date.

4.2	All unvested stock options held by the Employee in CKX shall be cancelled as of the Termination Date. All vested stock options held by the Employee in CKX shall be exercisable for a period of ninety (90) days following the Termination Date. It is acknowledged that the Employee has:

4.2.1	5,000 options to purchase common stock, par value $0.01 per share, of CKX (“CKX Stock”) granted on 6 March 2008 of which 2,000 are already vested and 3,000 are not vested and will therefore be cancelled on the Termination Date; and

4.2.2	125,000 options to purchase CKX Stock granted on 13 March 2009 of which 25,000 are already vested and 100,000 are not vested and will therefore be cancelled on the Termination Date.

4.3	The Employee agrees to enter into such election(s) with 19E under section 425(3) and/or 431 Income Tax (Earnings and Pensions) Act 2003 as 19E may require no later than 7 days after the receipt by the Employee of any CKX Stock referred to in clause 4.2.

4.4	The Company agrees that on the Termination Date, with respect to the 139,553 shares of CKX Stock owned by the Employee as a result of the exercise of an option deed entered into between the Company and the Employee on 31 August 2006 relating to loan notes in 19E (“2006 Stock”), the Company shall release the 2006 Stock from escrow and shall remove any and all restrictions on transfer of such 2006 Stock, including, without limitation, as set forth in the Agreement for the sale and purchase of the entire issued share capital of Freedom Media Limited between the Employee (“Sale and Purchase Agreement"), the Company and 19E on 31 August 2006 and shall procure removal of the legend relating to restrictions on transfer pursuant to the Sale and Purchase Agreement and the legend relating to restrictions on transfer pursuant to the Securities Act of 1933, as amended (the “Securities Act”), contained on the certificate of stock in relation to such 2006 Stock. The Employee shall provide such representations as may be required to demonstrate compliance with Rule 144 of the Securities Act to permit removal of the Securities Act legend referenced in the preceding sentence. Without limitation to the generality of this clause 4.4 the Company acknowledges that the CKX Share Vesting Date as defined in the Sale and Purchaser Agreement shall be accelerated to the Termination Date and it is agreed and acknowledged by the Company and 19E that no Default Event (as defined in the Sale and Purchase Agreement) has occurred or shall be treated as having occurred on or before the Termination Date and that both the Company and 19E shall procure that all actions are taken as are necessary to procure that all right title and interest in the 2006 Stock is transferred to the Employee on and with effect from the Termination Date.

5.	TAXATION

5.1	The first £30,000 of the Compensation Payment will be paid without deduction of income tax and employees’ National Insurance Contributions on the basis that the parties believe it is a payment pursuant to Sections 401 to 405 of the Income Tax (Earnings and Pensions) Act 2003. The balance of the sums payable to the Employee under clauses 3.1.4 and 8.1 of this Agreement (including, without limitation, the balance of the Compensation Payment) will be subject to appropriate deductions for income tax and employees’ National Insurance Contributions.

5.2	In the event that any liability for further income tax or employees’ National Insurance Contributions and any interest and penalties thereon (together, the “Tax and Contributions”) in respect of the Compensation Payment, and/or the payments made to and/or value of any benefits provided to the Employee pursuant to this Agreement, the Employee will be responsible for the payment of any such Tax and Contributions. The Employee shall not be liable in respect of any interest or penalties comprised in Tax and Contributions to the extent that the Employee has (by payment or suffering a withholding or otherwise) provided an amount of tax and the liability to interest and penalties arises on that tax as a result of a delay or default by the Company, 19E or their respective affiliates in accounting for such tax to HMRC.

5.3	If the Company or 19E are liable to account for Tax and Contributions under PAYE and the Employee has made payment in respect of the same liability through self-assessment, then the Employee shall take such steps as the Company shall reasonably request (including to request repayment of such tax accounted for through self-assessment so it can be paid to the Company and accounted for through PAYE) to ensure that the amount so paid is effectively credited against the liability under PAYE, but provided always that the Employee shall not be required to make payment more than once in respect of the same Tax and Contributions.

6.	RETURN OF PROPERTY

6.1	The Employee confirms that upon request he shall return to 19E all property belonging to the Company or the Group or relating to its or their business, in his possession or control. The Employee will not keep or make any copy of anything returned pursuant to this clause 6.1.

6.2	The Employee shall with immediate effect resign as a director of the Company and each Group Company of which he is a director by signing the letter of resignation attached to this Agreement at Schedule 2 which shall be deemed to have been delivered to the Company and each Group Company as at the date of this Agreement. The Employee will immediately and as of the Termination Date do all such things as may be necessary to resign all other directorships or offices (if any) which he holds by virtue of his employment with the Company. The Employee irrevocably appoints the Company to be his attorney in his name and on his behalf to sign, execute or do any such instrument or thing and generally to use his name in order to give the Company (or its nominee) the full benefit of the provisions of this clause.

7.	WARRANTIES, REPRESENTATIONS AND COVENANTS

7.1	The Employee warrants, represents and covenants to the Company that he:

7.1.1	is not aware of any matters relating to any acts or omissions by him or any director, officer, employee or agent of the Company (or any Group Company) which if not already disclosed to the Company would or might affect its decision to enter into this Agreement, to the Terms of this Agreement or make any of the payments or provide any of the benefits referred to in this Agreement; and

7.1.2	has not presented an originating application or claim form to any office of the Employment Tribunals or issued a claim form in the High Court or County Court in connection with this employment or its termination or issued any equivalent or similar proceedings against any Protected Persons in any other jurisdiction, nor has anyone acting on his behalf presented nor will he or they present any such complaint or present or issue an originating application or claim form or issue any equivalent or similar proceedings.

7.1.3	will not assert any position that is contrary to any tax or labour position currently maintained by the Company with respect to the restructuring of 19E carried out over the course of 2010 to date, including the redundancies of certain employees and the transfer of certain businesses, assets and employees to XIX Management Ltd., unless he subsequently receives new information which reasonably would require him to assert such a contrary position.

8.	STATUS, CONFIDENTIALITY AND CONDUCT

8.1	In consideration of the payment to the Employee by 19E of £5,000 (less deductions for income tax and employees National Insurance Contributions) which payment will be paid by 19E within 14 days of the conditions listed in clause 3.1.1, 3.1.2 and 3.1.3 being met, the Employee covenants with the Company and all Group Companies that he will abide by the provisions of this clause 8.

8.2	The Employee accepts and agrees that his express and implied duties relating to confidential information, including but not limited to the duties regarding confidentiality set forth in clause 13 of his service agreement with 19E dated 31 August 2006, as amended (the “Service Agreement”) shall continue after the Termination Date.

8.3	The Employee shall not and the Company shall ensure that its officers and employees shall not:

8.3.1	make or publish any statement to a third party (including but not limited to any journalists or other persons connected in any way with the media, any clients, customers, employees or ex-employees of the Company or any other Group Company) concerning the Terms of this Agreement or the circumstances surrounding the termination of the Employee’s employment (other than a joint press release, in form and substance reasonably satisfactory to the Company and the Employee, that shall be released promptly following the execution and delivery of this Agreement); or

8.3.2	make or publish any derogatory or disparaging statement or do anything in relation to the Employee, the Company, any Group Company or any members, partners, directors, officers, employees, ex-employees, clients, customers or agents of the Company or any other Group Company which is intended to or which might be expected to damage or lower their respective reputations, provided, that the parties will not be prevented from making a disclosure:

(i)	for the purposes of seeking legal or other professional advice from an adviser (including, without limitation, the Adviser) in relation to this Agreement provided that any such adviser is bound by the same duty of confidence;

(ii)	to the proper authorities as required by law; or

(iii)	in the case of the Employee, to an immediate family member, provided such person agrees to maintain confidentiality on the same terms.

8.4	The Employee warrants that he has not published any statement or authorised or permitted anyone else to do so prior to the date of this Agreement, which would constitute a breach of clauses 8.2 or 8.3 if it had occurred after the date of this Agreement.

9.	RELEASE FROM RESTRICTIONS

9.1	The Company agrees that with effect from the Termination Date the Company releases the Employee from and shall procure that each Group Company shall release the Employee from the covenants and restrictions contained in paragraphs 1 and 2 of Schedule 1 to the Service Agreement.

10.	FULL AND FINAL SETTLEMENT

10.1	The Terms under this Agreement are offered without any admission of liability on the part of: (i) the Company; (ii) any other Group Company; and, (iii) its or their respective members, partners, directors, officers, employees and agents ((i)-(iii) together, in their respective capacities as such, the “Protected Persons”), and are in full and final settlement of all claims in all jurisdictions, whether known or not under contract, tort, statute or otherwise which the Employee has at the date of this Agreement or which may arise in future against the Protected Persons arising out of or in connection with or as a consequence of the Employee’s employment and/or its termination including, without limitation, any claim:

10.1.1	for unfair dismissal, under the Employment Rights Act 1996;

10.1.2	for wrongful dismissal or breach of contract, including, without limitation, in relation to any alleged or actual bonus, commission, carried interest, profit-sharing or incentive payments or other variable forms of remuneration arising pursuant to the employment;

10.1.3	(save as specifically referred to in clauses 4.2 and 4.3) in relation to any alleged or actual entitlement to shares, stocks or membership in any entity, howsoever granted

10.1.4	for a statutory redundancy payment, under the Employment Rights Act 1996, or any other type of redundancy payment;

10.1.5	in relation to unauthorised deductions from wages, under the Employment Rights Act 1996;

10.1.6	for unlawful detriment, under the Employment Rights Act 1996;

10.1.7	in relation to working time or holiday pay, under the Working Time Regulations 1998 or contractually;

10.1.8	for equal pay, less favourable treatment or detriment, direct or indirect discrimination, harassment or victimisation on any unlawful ground, including, but not limited to, sex, pregnancy or maternity status, marital or civil partnership status, race, colour, nationality, ethnic or national origin, disability, part-time or fixed-term status, sexual orientation, transsexualism, age, religion, religious or philosophical belief or non-belief, under the applicable Act or Regulations set out in clause 10.1 of this Agreement;

10.1.9	in relation to protected disclosures (whistleblowing) under the Employment Rights Act 1996 and the Public Interest Disclosure Act 1998;

10.1.10	in respect of the infringement of the statutory employment rights set out in the Trade Union and Labour Relations (Consolidation) Act 1992;

10.1.11	for failure to comply with obligations under the Human Rights Act 1998;

10.1.12	for failure to comply with obligations under the Data Protection Act 1998;

10.1.13	in relation to personal injuries of which the Employee is currently aware;

10.1.14	in relation to written reasons for dismissal, written particulars or itemised payslips, under the Employment Rights Act 1996;

10.1.15	in relation to the national minimum wage, under the National Minimum Wage Act 1998;

10.1.16	in relation to the right to be accompanied at disciplinary and grievance meetings, under the Employment Rights Act 1999; and

10.1.17	of any type under the federal, state, and local laws, statutes, regulations, ordinances, and common law of the United States and each of the states thereof, including but not limited to claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, and the Employee Retirement Income Security Act of 1974;

but excluding any claim:

(i)	for any personal injury of which the Employee is currently unaware;

(ii)	for the sums and benefits due to the Employee pursuant to this Agreement or to enforce any other term of this Agreement; and

(iii)	under and pursuant to the terms and conditions of (x) any D&O insurance policy maintained by or on behalf of the Company that is applicable to the Employee and (y) any indemnification provision contained in the Articles or Bylaws of the Company that are applicable to the Employee.

10.2	The Employee confirms that the Employee is aware of no other claim or grounds to make a claim against the Protected Persons in relation to the employment or its termination howsoever arising. The Employee represents and warrants that:

10.2.1	the Employee has instructed the Adviser to advise as to whether the Employee has or may have any claims, including statutory claims, against the Protected Persons arising out of or in connection with the Employee’s employment or its termination;

10.2.2	the Employee has provided the Adviser with all available information which the Adviser requires or may require in order to advise whether the Employee has any such claims;

10.2.3	the Adviser has advised the Employee that on the basis of the information available to the Adviser the Employee’s only claims or particular complaints against the Protected Persons, whether statutory or otherwise, arising out of or in connection with the Employee’s employment or its termination are those listed in clause 10.1 of this Agreement and that (save for those excepted pursuant to clauses 4.2, 4.3 and 10.1 (i), (ii) and (iii)) the Employee has no other claim against them arising out of or in connection with the Employee’s employment or its termination; and

10.2.4	the Adviser is a relevant independent adviser as defined in the Acts and Regulations set out in clause 11.1 of this Agreement.

11.	COMPLIANCE WITH STATUTORY PROVISIONS

11.1	This Agreement satisfies the conditions regulating compromise agreements under the Employment Rights Act 1996, the Disability Discrimination Act 1995, the Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970), the Race Relations Act 1976, the Trade Union and Labour Relations (Consolidation) Act 1992, the Working Time Regulations 1998, the National Minimum Wage Act 1998, the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Employment Equality (Sexual Orientation) Regulations 2003, the Employment Equality (Religion or Belief) Regulations 2003 and the Employment Equality (Age) Regulations 2006.

11.2	The Employee confirms that:

11.2.1	he has received advice from the Adviser as to the Terms and effect of this Agreement and in particular its effect on his ability to pursue his rights before an Employment Tribunal; and

11.2.2	he will procure that the Adviser signs the Certificate in Schedule 1.

12.	THIRD PARTY RIGHTS

12.1	Each Protected Person (as applicable) shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce the rights referred to in these Terms. Except as set out in this clause 12, a person who is not a party to these Terms may not enforce any of its provisions under the Contracts (Rights of Third Parties) Act 1999.

13.	GENERAL

13.1	In this Agreement, “Group Company” means any one of the Company and 19E, and their respective subsidiaries, holding company or any subsidiary of a holding company (in each case as defined by the Companies Act 2006) and the “Group” has the corresponding meaning.

13.2	In this Agreement, references to statutory provisions shall be construed as references to those provisions as respectively replaced or amended or re-enacted from time to time.

13.3	This Agreement is governed by and construed in accordance with the law of England and Wales. Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this Agreement.

13.4	This Agreement may be executed in one or more counterparts which, when taken together, shall be deemed to constitute the entire agreement between the parties.

13.5	Notwithstanding that this Agreement is marked “without prejudice and subject to contract”, it will, when dated and signed by all the parties named below and accompanied by the certificate in Schedule 1 signed by the Adviser become an open and binding agreement between the parties.

13.6	This Agreement may not be modified except by an instrument in writing signed by the duly authorised representatives of the parties.

13.7	Each party on behalf of itself and (in the case of the Company, as agent for any Group Companies) acknowledges and agrees with the other party (the Company acting on behalf of itself and as agent for each Group Company) that:

13.7.1	this Agreement (together with any documents referred to in it) constitute(s) the entire agreement and understanding between the Employee and the Company and any Group Company and supersedes any previous agreement between them relating to his employment by the Company (which shall be deemed to have been terminated by mutual consent upon the terms of this Agreement);

13.7.2	in entering into this Agreement neither the Employee, the Company nor any Group Company has relied on any Pre-Contractual Statement (as defined below); and

13.7.3	the only remedy available to a party for breach of this Agreement shall be for breach of contract under the terms of this Agreement and it shall have no right of action against any other party in respect of any Pre-Contractual Statement (as defined below), provided that nothing in this Agreement shall, however, operate to limit or exclude any liability for fraud. “Pre-Contractual Statement” means any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this Agreement or not) relating to the Employee’s employment or its termination other than as expressly set out in this Agreement or any documents referred to in it.

13.8	From the Termination Date until March 31, 2011, the Employee agrees to make himself available to, and to cooperate with, the Company, any Group Company and its or their advisers in connection with the preparation of (i) financial statements and results for the year ended December 31, 2010 (including with respect to any related audit of any applicable Group Company) and (ii) any applicable regulatory filings and/or disclosure documents in respect of such year. The Company shall reimburse the Employee for any and all costs, including the reasonable cost of counsel, reasonably incurred in connection with this clause 13.8.

IN WITNESS whereof this Agreement has been signed on behalf of the Company and by the Employee the day and year first above written.

SIGNED by	)
Duly authorised for and on behalf of	)

19 ENTERTAINMENT LIMITED ) /s/ Thomas P. Benson

SIGNED by ROBERT DODDS	) /s/ Robert Dodds
SIGNED by	) /s/ Thomas P. Benson
Duly authorised for and on behalf of )
CKX, INC.	)

SCHEDULE 1

ADVISER’S CERTIFICATE

I confirm that:

1.	I am a relevant independent adviser as defined in the Acts and Regulations (as set out in clause 10.1 of the Agreement between 19 Entertainment Limited, Robert Dodds and CKX, Inc., to which this Certificate is annexed).

2.	I have advised the Employee of the Terms and the effect of the Agreement and in particular its effect on his ability to pursue a claim before an Employment Tribunal.

3.	There is in force a contract of insurance covering the risk of a claim by the Employee in respect of loss arising in consequence of my advice.

	Adviser's signature		Adviser's name	Alan Chalmers
	Title	Solicitor	Adviser's business address	DLA Piper UK LLP 1 St Paul’s Place Sheffield S1 1RZ
Date

SCHEDULE 2

Private and confidential

The Directors
19 Entertainment Limited (the “Company”)
100 New Bridge Street
London
EC4V 6JA

2010

Dear Sirs

Please accept this letter as formal notice of my resignation as a director of the Company and each of its subsidiaries of which I am a director. My resignation is to be effective immediately

Please arrange for particulars of my resignation to be filed with the Registrar of Companies in accordance with its filing requirements.

Yours faithfully

Robert Dodds